UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Immunomedics, Inc.

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November 13, 2014

Supplement to Notice of Meeting of Stockholders and

Definitive Proxy Statement Dated October 22, 2014

The following information relates to the Immunomedics, Inc. (the “Company”) 2014 Annual Meeting of Stockholders and amends and supplements the related Definitive Proxy Statement filed with the Securities and Exchange Commission on October 22, 2014.

This Supplement dated November 13, 2014 makes clear that a broker may vote its clients shares on the following proposal at the upcoming 2014 Annual Meeting of Stockholders without specific instruction from its clients:

Proposal Three: Approve the amendment and restatement of the Company’s certificate of incorporation, as amended, to increase the maximum number of authorized shares of the Company’s capital stock, all classes, from 145,000,000 shares, consisting of (i) 135,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), to 165,000,000 shares, consisting of (x) 155,000,000 shares of Common Stock, and (y) 10,000,000 shares of Preferred Stock.

We urge you to read the proxy statement dated October 22, 2014 and this supplement in their entirety.

WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY?	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone or return your proxy, or attend and vote at the Annual Meeting. If you have misplaced your proxy, you may obtain another by following the instructions provided in the Notice or by accessing the Internet website at www.proxyvote.com and following the instructions contained on that website.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority to vote customers’ unvoted shares on matters that the New York Stock Exchange, or NYSE, determines to be “routine.” If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either: vote your shares on routine matters, or leave your shares unvoted. Proposal 1, the election of directors; Proposal 2, the advisory vote on executive compensation; and Proposal 4, the approval of the Immunomedics, Inc. 2014 Long-Term Incentive Plan, are not considered routine matters. Proposal 3, the approval of the Amended and Restated Certificate of Incorporation; and Proposal 5, the ratification of the independent registered public accounting firm, are currently considered routine matters. We therefore strongly encourage you to provide voting instructions to your brokerage firm by submitting your proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them.

IF I DO NOT GIVE INSTRUCTIONS TO MY BANK OR BROKER, WHAT MATTERS DOES MY BANK OR BROKER HAVE AUTHORITY TO VOTE UPON?	Pursuant to NYSE Rule 452 and corresponding Listed Company Manual Section 402.08, discretionary voting by brokers of shares held by their customers in “street name” is prohibited. If you do not give instructions to your bank or broker within ten days of the Annual Meeting, it may vote on matters that the NYSE determines to be “routine,” but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the approval of the Amended and Restated Certificate of Incorporation and the ratification of the independent registered public accounting firm are routine matters, while the election of our directors, approval of the compensation of our named executive officers, and approval of the Immunomedics, Inc. 2014 Long-Term Incentive Plan are non-routine matters. When a bank or broker has not received instructions from the beneficial owners or persons entitled to vote and the bank or broker cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting. As a result, we strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER AND HOW ARE VOTES COUNTED?

Proposal 1—Election of Directors.

To elect each director nominee, if a quorum is present or represented by proxy at the meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the director. If your broker holds your shares in “street name,” and if you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm since such matter is not considered routine. When a bank or broker has not received instructions from the beneficial owners or persons entitled to vote and the bank or broker cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes do not count as votes “FOR” or “AGAINST” any nominee, but will be counted in determining whether there is a quorum for the Annual Meeting. You may vote FOR any one or more of the nominees, AGAINST any one or more of the nominees or ABSTAIN from voting FOR or AGAINST any one or more of the nominees. Abstentions are not counted FOR or AGAINST this proposal.

Proposal 2—Advisory Vote to Approve Compensation of our Named Executive Officers.

To approve Proposal 2, if a quorum is present or represented by proxy at the meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. This vote is advisory in nature and is not binding on, nor does it overrule, any decisions of the Company, the Board or the Compensation Committee. In the event that a majority of the votes cast are against this proposal, however, the Board and the Compensation Committee will carefully consider the outcome of the vote and the reasons therefore when making future decisions on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote, as they will not be counted as votes cast.

Proposal 3—Approval of the Amended and Restated Certificate of Incorporation.

To approve Proposal 3, if a quorum is present or represented by proxy at the meeting, stockholders holding a majority of Immunomedics common stock outstanding and entitled to vote at the meeting must vote FOR the proposal. Abstentions will have the same effect as a vote against the proposal. As Proposal 3 is a routine matter, broker non-votes will not occur with respect to this proposal.

Proposal 4—Approval of the Immunomedics, Inc. 2014 Long-Term Incentive Plan.

To approve Proposal 4, if a quorum is present or represented by proxy at the meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote, as they will not be counted as votes cast.

Proposal 5—Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

To approve Proposal 5, if a quorum is present or represented by proxy at the meeting, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. Abstentions will have no effect on the outcome of the vote, as they will not be counted as votes cast. As Proposal 5 is a routine matter, broker non-votes will not occur with respect to this proposal. The inspector of election appointed for the 2014 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, will tabulate all votes.

PROPOSAL 3—APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Description of Proposal

The Company’s Certificate of Incorporation, as amended (the “Certificate”) currently authorizes the Company to issue up to 145,000,000 shares of stock, all classes, consisting of (i) 135,000,000 shares of Common Stock, and (ii) 10,000,000 shares of Preferred Stock. On August 14, 2014, the Board of Directors approved, subject to stockholder approval, an amendment and restatement of the Company’s Certificate to increase the maximum number of shares of the Company’s stock authorized to 165,000,000 shares of stock consisting of: (x) 155,000,000 shares of Common Stock, and (y) 10,000,000 shares of Preferred Stock.

The Board of Directors has determined that an increase in the number of shares authorized for issuance, thereby increasing the number of shares of Common Stock authorized for issuance, is in the Company’s best interests. The proposed increase in the number of shares of Common Stock authorized for issuance will ensure that shares will be available, if needed, for issuance in connection with grants of equity awards under our equity incentive plans, possible acquisitions, partnering, financings, potential share purchases under existing licensing agreements, and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes, without delay or the necessity for a special stockholders’ meeting, would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by the proposed amendment and restatement. No further action or authorization by the Company’s stockholders would be necessary prior to the issuance of the additional shares of Common Stock, unless required by applicable law or regulatory agencies or by the rules of any stock market on which the Company’s securities may then be listed. A copy of the proposed Amended and Restated Certificate of Incorporation is attached hereto as Appendix D.

The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the Common Stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

Outstanding Capital Stock and Shares of Capital Stock Available for Issuance

As of October 8, 2014, 93,167,819 shares of Common Stock were issued and 93,133,094 shares were outstanding, an aggregate of 6,451,763 shares of Common Stock were reserved for issuance upon the exercise of outstanding options granted under our existing stock plans, an aggregate of 3,395,843 shares of Common Stock were reserved for issuance upon the exercise of future option grants under such plans, and 1,000,000 shares of common stock were reserved for issuance upon the exercise of outstanding warrants. No shares of Preferred Stock were issued and outstanding. As a result, as of October 8, 2014, we have 30,984,575 shares of Common Stock available for issuance. If the proposed amendment and restatement is approved, 20,000,000 additional shares of Common Stock would be authorized but unissued, resulting in a total of 50,984,575 shares of Common Stock available for future issuance.

Potential Anti-Takeover Effect and Other Provisions

The proposal to increase the number of shares of Common Stock that we are authorized to issue could have a potential anti-takeover effect, even though our Board of Directors is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such purpose. The effect of the proposed increase in the authorized number of shares of Common Stock might render more difficult or discourage a merger, tender offer, proxy contest or change in control and the removal of management, which a majority of independent stockholders might otherwise deem favorable. The authority of our Board of Directors to issue Common Stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of additional shares of Common Stock would dilute the voting power of the Common Stock and Preferred Stock then outstanding. The additional shares of Common Stock could also be issued to purchasers who would support our Board of Directors in opposing a takeover bid that our Board of Directors determines not to be in the best interests of the Company or our stockholders. We are not currently aware of any pending or proposed transaction involving a change in control. While authorization of additional shares may be deemed to have potential anti-takeover effects, this proposal is not prompted by any specific effort or perceived threat of takeover. Our Board of Directors does not currently have any plans to implement additional measures that may have an anti-takeover effect.

Various provisions of our Certificate, our Amended and Restated Bylaws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of the Company by a third party that is opposed by our Board of Directors, including the following: (a) authorization of “blank check” preferred stock that could be issued by our Board of Directors to make it more difficult for a third party to acquire, or to discourage a third party from acquiring, a majority of our outstanding voting stock; (b) non-cumulative voting for Directors; (c) control by our Board of Directors of the size of our Board of Directors; and (d) advance notice requirements for proposing matters that can be acted upon by our stockholders at stockholder meetings.

We also are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. Generally, an interested stockholder is a person who owns 15% or more of a corporation’s voting stock or is an affiliate or associate of the corporation and owned 15% or more of the corporation’s voting stock within three years prior to the determination of interested stockholder status. The existence of this provision could prevent a takeover of the Company with respect to transactions not approved in advance by our Board of Directors, including takeover attempts that might result in a premium over the market price of our Common Stock.

Proposed Amendment and Restatement

The Stockholders are being asked to consider and vote upon a proposed amendment and restatement of the Company’s Certificate to increase the maximum number of shares of the Company’s stock authorized from 145,000,000 shares of stock, all classes, to 165,000,000 shares of stock consisting of: (i) 155,000,000 shares of Common Stock, and (ii) 10,000,000 shares of Preferred Stock. Although the Company has no present intent to issue any additional shares of Common Stock, the Board of Directors believes that the additional shares of Common Stock would provide the Company with added flexibility in connection with its future financing and stock issuance requirements, including with respect to possible future stock splits, if any.

Vote Required and Board Recommendation

If a quorum is present, approval of the Amendment and Restatement of our Certificate of Incorporation requires the affirmative vote of a majority of Immunomedics common stock outstanding and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. As this proposal is deemed a routine matter, broker non-votes will not occur with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION.